Exhibit 99.2

NEWS RELEASE

McDermott International, Inc. Announces Confirmation of Plan of Reorganization

•	Court Approves Sale of Lummus Technology to The Chatterjee Group and Rhône Capital

•	Emergence from Chapter 11 Expected Following Regulatory Approval of Lummus Technology Sale

HOUSTON – March 12, 2020 –McDermott International, Inc. (“McDermott” or the “Company”) today announced that the U.S. Bankruptcy Court for the Southern District of Texas (the “Court”) has confirmed the Company’s Plan of Reorganization (the “Plan”) and approved the sale of Lummus Technology to a joint partnership between The Chatterjee Group and Rhône Capital (the “Joint Partnership”).

“With the support of our creditors, employees, customers and suppliers, we have been able to confirm our Plan of Reorganization less than two months after we initially filed for Chapter 11,” said David Dickson, President and Chief Executive Officer of McDermott. “This is a significant achievement and allows us to emerge in the near-term as a stronger, more competitive player, with a sustainable capital structure that matches the strength of our operating business. I would like to thank our customers, employees, suppliers, partners, lenders and advisors for their support during the process and continued confidence in our business.”

Under the terms of the Plan, McDermott will complete a comprehensive restructuring transaction (the “Transaction”) to de-lever its balance sheet and immediately position the Company for long-term growth. The Transaction will allow the Company to emerge with more cash on hand than debt, eliminating over $4.6 billion of debt.

The Company expects to emerge in the second quarter following the receipt of regulatory approval for the sale of Lummus Technology to the Joint Partnership. As announced on January 21, 2020, subsidiaries of McDermott entered into a share and asset purchase agreement (the “Agreement”) to sell Lummus Technology to the Joint Partnership, as the “stalking horse bidder,” for a base purchase price of $2.725 billion, subject to higher or otherwise better bids received through a court-supervised auction process.

Proceeds from the sale of Lummus Technology are expected to repay McDermott’s DIP financing in full, as well as fund emergence costs and provide cash to the balance sheet for long-term liquidity.

More information about McDermott’s restructuring, including access to Court documents, will be available at https://cases.primeclerk.com/McDermott or contact Prime Clerk, the Company’s noticing and claims agent, at +1 877-426-7705 (for toll-free U.S. domestic calls) and +1 917-994-8380 (for tolled international calls), or email McDermottInfo@primeclerk.com.

About McDermott

McDermott is a premier, fully integrated provider of technology, engineering and construction solutions to the energy industry. For more than a century, customers have trusted McDermott to design and build end-to-end infrastructure and technology solutions to transport and transform oil and gas into the products the world needs today. Our proprietary technologies, integrated expertise and comprehensive solutions deliver certainty, innovation and added value to energy projects around the world. Customers rely on McDermott to deliver certainty to the most complex projects, from concept to commissioning. It is called the “One McDermott Way.” Operating in over 54 countries, McDermott’s locally focused and globally integrated resources include more than 42,000 employees, a diversified fleet of specialty marine construction vessels and fabrication facilities around the world. To learn more, visit www.mcdermott.com.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this communication which are forward-looking, and provide other than historical information, involve risks, contingencies and uncertainties. These forward-looking statements include, among other things, the expected timing of completion of the restructuring and intended use of proceeds from the sale of Lummus Technology. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous risks, contingencies and uncertainties, including, among others: negotiations with third parties; regulatory and other approvals; adverse changes in the markets in which McDermott operates or credit or capital markets; and actions by lenders, other creditors, customers and other business counterparties of McDermott. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. You should not place undue reliance on forward-looking statements. For a more complete discussion of these and other risk factors, please see each of McDermott’s annual and quarterly filings with the U.S. Securities and Exchange Commission, including McDermott’s annual report on Form 10-K for the year ended December 31, 2019. This communication reflects the views of McDermott’s management as of the date hereof. Except to the extent required by applicable law, McDermott undertakes no obligation to update or revise any forward-looking statement.

Contacts:

Investor Relations

Scott Lamb

Vice President, Investor Relations

+1 832 513 1068

Scott.Lamb@McDermott.com

Global Media Relations

Gentry Brann

Senior Vice President, Communications, Marketing and Administration

+1 646 805 2849

Media@McDermott.com